Contact:
Joel A. Fernandes
Threshold Pharmaceuticals
650-474-8273

THRESHOLD PHARMACEUTICALS INITIATES PHASE 3 TH-302 COMBINATION TRIAL IN ADVANCED SOFT TISSUE SARCOMA

SOUTH SAN FRANCISCO, CA – September 30, 2011 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that Threshold, in collaboration with Sarcoma Alliance for Research through Collaboration (SARC), have initiated a Phase 3 randomized clinical trial of TH-302 in patients with soft tissue sarcoma.  This international pivotal trial will enroll patients with metastatic or locally advanced unresectable soft tissue sarcoma who have not previously received chemotherapy outside the adjuvant or neoadjuvant setting. The trial is designed to evaluate the efficacy and safety of TH-302 in combination with doxorubicin, compared to doxorubicin alone.

Following an end of Phase 2 meeting with the FDA, the Phase 3 protocol has been agreed upon under a Special Protocol Assessment (SPA). As part of that assessment, the FDA agreed that the design and planned analysis of the study adequately addresses the objectives necessary to support a regulatory submission for approval with enrollment expected to be completed by the end of 2013.

"Combining TH-302, a selective hypoxia-targeting prodrug, with doxorubicin, an agent with known activity in sarcoma, has a strong scientific rationale.  TH-302 represents a novel concept in anti-cancer treatment. It was designed to deliver a cytotoxic agent to areas of a tumor that are often inaccessible to standard chemotherapies. We therefore expect that doxorubicin and TH-302 will complement one another by targeting the vascular components and hypoxic components, respectively, of a patient’s sarcoma,“ said William D. Tap, M.D., Section Chief of Sarcoma Oncology at Memorial Sloan-Kettering Institute and principal investigator for this trial. “I’m excited to be a part of this collaboration between SARC and Threshold and I am looking forward to participating in this pivotal Phase 3 trial with the hope of establishing TH-302 as a new treatment for patients with sarcoma.”

“The proposed study is designed to confirm the encouraging results that we have previously reported in the Phase 1/2 study of soft tissue sarcoma patients treated with TH-302 in combination with doxorubicin,” said Sant P. Chawla, M.D., Sarcoma Oncology Center and principal investigator for the initial Phase 1/2 study.  “The treatment of soft tissue sarcoma is a therapeutic challenge. Besides the approval of imatinib mesylate which was limited to gastrointestinal stromal tumors, there have been no new approved agents in first-line soft tissue sarcoma over the last twenty years. We look forward to working with Threshold and SARC.”

TH-302 Clinical Development Rationale and Strategy

TH-302 has been tested in over 550 patients with cancer including over 100 patients to date treated in a Phase 1/2 trial in patients with soft tissue sarcoma. As presented at the American Society of Clinical Oncology meeting in June 2011, 60 patients from the Phase 2 component of the study had at least one evaluable post-treatment tumor assessment.  There was one complete response (2%), 18 partial responses (30%) and 32 stable disease (53%). Median progression free survival was 6.4 months (95% confidence interval: 5.6 to 8.1 months).  Median overall survival was 16.1 months (95% CI: 10.4 months to upper limit not yet reached).  Just under half (47%) of patients continued to receive TH-302 alone after completing the full doxorubicin regimen of 6 cycles.  Myelosuppression was dose limiting with 15% grade 4 neutropenia and 13% grade 4 thrombocytopenia.  Collectively, these data contribute to the rationale for initiating the registration study.

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About the Phase 3 Sarcoma Trial
The Phase 3 trial will be a 450 patient, randomized, open-label, multi-center trial comparing two treatment regimens for patients with metastatic and/or advanced unresectable soft tissue sarcoma who have not received prior systemic therapy. This trial is designed to demonstrate the clinical benefit of TH-302 in combination with doxorubicin compared to doxorubicin alone based on a primary efficacy endpoint of overall survival. The trial includes an interim futility analysis based on progression-free survival expected to occur about half-way into enrollment and an interim analysis based on overall survival expected to occur at the end of enrollment. Both interim analyses will be conducted by an independent data monitoring committee. Patients will be randomized to receive TH-302 (300 mg/m2 on days 1 and 8 of a 21 day cycle) in combination with doxorubicin (75 mg/m2 on day 1 of the 21 day cycle) or doxorubicin alone.

About Soft Tissue Sarcoma
Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Usually a combination of these modalities offers the best chance to treat the disease successfully. Doxorubicin and ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. The American Cancer Society estimates that 10,520 people were diagnosed with a soft tissue sarcoma in the United States in 2010, and approximately 3,920 people died from the disease.

About Special Protocol Assessments
A Special Protocol Assessment is a written agreement with the FDA on the design and planned analysis for a clinical trial. It is intended to form the basis for a marketing application and may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of new public health concerns.

About Threshold Pharmaceuticals and TH-302
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most tumors. This approach offers broad potential to treat solid tumors as well as the bone marrows of patients with some hematologic malignancies. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs.
TH-302 is a novel, small molecule hypoxia-targeted prodrug invented by scientists at Threshold.  This drug candidate has shown broad activity against a variety of tumor types, alone and in combination with approved chemotherapy agents.  For additional information, please visit our website at (www.thresholdpharm.com).

About SARC
SARC is a not for profit consortium representing physician clinician/scientists who have common interest in developing new and effective treatments for patients diagnosed with sarcoma. SARC’s mission is to provide the collaborative platform needed to support research for the prevention, treatment and cure of sarcoma. For additional information, please visit our website (www.sarctrials.org).

170 Harbor Way, Suite 300, South San Francisco, CA 94080  tel: 650.474.8200  fax: 650.474.2529  www.thresholdpharm.com

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to raise sufficient funding to conduct the Phase 3 trial of TH-302 for patients with soft tissue sarcoma and to successfully enroll patients in a timely manner, whether the Company’s clinical trials will show results predicted by the Company’s pre-clinical trials or confirm the results of earlier trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process, any unanticipated or increased side-effects observed in patients receiving TH-302, and whether the results of the Phase 3 trial of TH-302 are sufficient to support regulatory approval by the FDA, notwithstanding the Special Protocol Assessment. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 4, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.

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170 Harbor Way, Suite 300, South San Francisco, CA 94080  tel: 650.474.8200  fax: 650.474.2529  www.thresholdpharm.com